Exhibit 2.23
EXECUTION VERSION

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this “Agreement”) is entered into as of January 27, 2020 by and between Ditech Holding Corporation, a Maryland corporation (the “Company”), Ditech Financial LLC, a Delaware limited liability company (together with the Company, the “Sellers” and each a “Seller”), and New Residential Investment Corp., a Delaware corporation (“Buyer”). Sellers and Buyer are referred to herein each as a “Party” and together as the “Parties”. Capitalized terms used in this Agreement that are not specifically defined otherwise, will have the meanings ascribed to them as set out in the Purchase Agreement, as that term is defined below.
RECITALS
WHEREAS the Parties are party to that certain Asset Purchase Agreement, dated as of June 17, 2019 (as amended from time to time, the “Purchase Agreement”); and
WHEREAS, pursuant to the Purchase Agreement, the Parties agreed that the Purchase Price would be subject to certain Post-Closing Adjustments; and
WHEREAS, pursuant to the terms of this Agreement, the Parties have agreed upon the Advances Final Amount and the Remaining Assets Final Amount, in accordance with the Advances Post-Closing Adjustment and the Remaining Assets Post-Closing Adjustment, respectively; and
WHEREAS, pursuant to the Purchase Agreement, the Parties previously agreed that, in accordance with the MSR Post-Closing Adjustment, the MSR Final Amount is $403,842,390.24; and
WHEREAS, pursuant to the Purchase Agreement, the Parties previously agreed that, in accordance with the Residential Loans Post-Closing Adjustment, the Residential Loans Final Amount is $592,660,361.64; and
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Parties estimated certain amounts owing under existing agreements between the Debtors (as defined in the Confirmation Order) and/or their controlled Affiliates, on the one hand, and the Buyer, New Residential Mortgage LLC, NewRez LLC and/or any of their respective Affiliates, on the other hand (the “Existing Agreements”); and
WHEREAS, pursuant to the Purchase Agreement, each Seller, jointly and severally, agreed to indemnify, defend and hold the Buyer Indemnitees harmless from, and to reimburse the Buyer Indemnitees for, without duplication, any and all Damages incurred by the Buyer Indemnitees to the extent that such Damages arise out of, relate to, or result from, certain items set forth in Section 9.2 of the Purchase Agreement (the “Sellers’ Indemnification Obligations”); and
WHEREAS, pursuant to the Purchase Agreement, Buyer agreed to indemnify, defend and hold the Seller Indemnitees harmless from, and to reimburse the Seller Indemnitees for, without duplication, any and all Damages incurred by the Seller Indemnitees to the extent that such Damages arise out of, relate to, or result from, certain items set forth in Section 9.3 of the Purchase Agreement (the “Buyer’s Indemnification Obligations”); and
WHEREAS, at the Closing the Buyer delivered to the Escrow Agent the Indemnification Escrow Amount to be held in escrow pursuant to the Escrow Agreement and to be disbursed in accordance with the terms of the Purchase Agreement and the Escrow Agreement; and
WHEREAS, pursuant to the Purchase Agreement, with respect to the Sellers’ Indemnification Obligations, the maximum aggregate indemnifiable Damages that Sellers are required to pay in satisfaction of the Sellers’ Indemnification Obligations is the aggregate amount remaining in the Indemnification Escrow Account.
NOW, THEREFORE, for and in consideration of the covenants, representations, obligations and releases set forth in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of the Parties, intending to be bound, agrees as follows:
1.Final Adjustment Amounts. Notwithstanding anything to the contrary contained in the Purchase Agreement, the Parties hereby agree that:

(a)	the Advances Final Amount is $250,742,405.72; and

(b)	the Remaining Assets Final Amount is negative $6,331,477.69 (which excludes the Existing Agreements Settlement Amount (as defined below)).
2.Purchase Price Escrow Amounts. In furtherance of Section 1 and Section 4, simultaneously with the execution of this Agreement, the Company and the Buyer shall provide a joint written instruction to the Escrow Agent to release:
(a)    to Buyer an amount equal to $7,507,801.10 of the Advances Purchase Price Escrow Amount from the Purchase Price Escrow Account (which amount reflects the Parties’ agreement that the Buyer should receive $22,000,000 minus the Advances Buyer Adjustment Amount of $15,913,358.11 plus the Remaining Assets Seller Adjustment Amount of $22,697.01 plus the Existing Agreements Settlement Amount (as defined below) of $1,398,462.20);
(b)    to the Company (for the benefit of the Sellers) the remaining portion of the Advances Purchase Price Escrow Amount (plus all interest, dividends, gains and other income earned with respect thereto) from the Purchase Price Escrow Account; and
(c)    to the Company (for the benefit of the Sellers) the Remaining Assets Purchase Price Escrow Amount (plus all interest, dividends, gains and other income earned with respect thereto) from the Purchase Price Escrow Account.
As a result, the Parties hereby agree that the Purchase Price is final and no further amounts will be due and owing to, from, or on behalf of, any Party in connection with the Purchase Price or the Post-Closing Adjustments.

3.Indemnification Escrow Amount. Notwithstanding anything to the contrary contained in the Purchase Agreement, simultaneously with the execution of this Agreement, the Company and the Buyer shall provide a joint written instruction to the Escrow Agent to release to the Company (for the benefit of the Sellers) the Indemnification Escrow Amount (plus all interest, dividends, gains and other income earned with respect thereto) from the Indemnification Escrow Account. For the avoidance of doubt, following such release the Parties hereby agree that, absent Fraud, neither Party shall be liable for any Damages to the other Party pursuant to Article IX of the Purchase Agreement.
4.Existing Agreements Settlement Amount. The Parties hereby agree that in full and final settlement of:

(a)	any servicing or document holdback obligations pursuant to any Existing Agreements;

(b)
ordinary-course payments due in respect of interest on escrows, recapture and rebates, servicer incentives, remittance of advance recoveries and claims payments received by Debtors, payment by Debtors of interest on custodial accounts, servicing fees, and other amounts invoiced in the ordinary course of business between the Debtors and/or their controlled Affiliates, on the one hand, and the Buyer, New Residential Mortgage LLC, NewRez LLC and/or any of their respective Affiliates, on the other hand, under the Existing Agreements; and

(c)
the amounts due and owing between the Debtors and/or their controlled Affiliates, on the one hand, and the Buyer, New Residential Mortgage LLC, NewRez LLC, and/or their respective Affiliates, on the other hand, under the Existing Agreements for all periods prior to the Closing Date, in each case due or owing to or from either Party or their respective controlled Affiliates in relation to activities performed prior to the Closing, Sellers shall pay to Buyer an amount equal to $1,398,462.20 (the “Existing Agreements Settlement Amount”) in accordance with Section 2(a) of this Agreement.
5.Mutual Release.
(a)    Except as provided in Section 5(b) and Section 5(c), each Seller, on the one hand, and the Buyer, on the other hand, in each case on behalf of itself, its controlled Affiliates, and each and every one of its and its Affiliates’ respective past and present successors and assigns or any entity asserting a claim released hereunder either through or on behalf of any such parties, including any Buyer Indemnitee or Seller Indemnitee (all such releasing persons and entities collectively, the “Releasing Parties”), does hereby fully, unconditionally and irrevocably release, relieve, waive, relinquish, remise, acquit and forever discharge the other Party and such other Party’s respective past, present and future agents, heirs, executors, administrators, conservators, successors, assigns, noteholders or debtholders, participants, co-participants, direct and indirect parents, principals, subsidiaries, Affiliates, related companies, shareholders, interest holders, investors, members, partners (including, without limitation, general and limited partners), managers, directors, representatives, contractors, service providers, receivers, attorneys and beneficiaries, and their past, present and future officers, directors, and employees (all such released persons and entities collectively, the “Released Parties”) from, against, and in respect of any and all past, present and future claims, cross-claims, counterclaims, third-party claims, demands, liabilities, obligations, debts, liens, damages, losses, costs, expenses, controversies, actions, rights, suits, assessments, penalties, charges, indemnities, guaranties, promises, commitments, appeals, or causes of action of whatsoever nature, whether based in contract, tort or otherwise, whether in law or equity and whether direct or indirect, fixed or contingent, that any of the Parties have or may have against any of the other Parties since the beginning of time, under, arising out of or in connection with (i) the calculation of the Purchase Price and the Final Net Asset Amount, (ii) the Sellers’ Indemnification Obligations and the Buyer’s Indemnification Obligations, including Damages incurred by the Seller Indemnitees or the Buyer Indemnitees under the Related Agreements, and (iii) the Existing Agreements in relation to activities performed prior to the Closing (all of the foregoing, the “Released Claims”), which Released Claims shall include, for the avoidance of doubt, any right to claim an award of attorneys’ fees or other costs and expenses incurred in, or in connection with, any of the foregoing.
(b)    For the avoidance of doubt, nothing in this Agreement (including, without limitation, Section 5(a)) releases, waives or prejudices the rights of any Party or Released Party with respect to:

i.	the enforcement of this Agreement;

ii.
the release of the portion of the MSR Escrow Amount that has not, as of the date of this Agreement, been released from the MSR Escrow Account, which amounts shall be released in accordance with the terms of the Purchase Agreement (including, without limitation, Section 6.8 of the Purchase Agreement);

iii.
any amounts owed by any Party pursuant to the Transition Services Agreement, the Interim Servicing Agreement or any other Related Agreement pursuant to which any Party has provided or received, or will provide or receive, post-Closing services to the other Party (other than the Sellers’ Indemnification Obligations and the Buyer’s Indemnification Obligations, which shall be released in accordance with Section 5(a)); and

iv.	claims for Fraud.
(c)    For the avoidance of doubt, except with respect to matters provided for in this Agreement and the Released Claims as provided in Section 5(a), nothing herein shall (i) prejudice the rights of any Party to enforce its rights under the Purchase Agreement and the Related Agreements and all such rights are fully and completely reserved or (ii) release any Party from any of its obligations under the Purchase Agreement or the Related Agreement including with respect to the sale, transfer, assignment, conveyance and delivery of all of Seller’s rights, interests, obligations and duties in respect of the MSRPA Servicing Rights to Buyer which shall be effected pursuant to the MSRPA in accordance with Section 2.1 of the Purchase Agreement.
6.Mutual Representations and Warranties of All Parties. Each Party represents and warrants to each other Party as of the date of this Agreement that:
(a)    it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;
(b)    it has the requisite corporation or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;
(c)    this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms;
(d)    the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;
(e)    the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule or regulation applicable to it or any of its Affiliates or its certificate of incorporation, bylaws or other organizational documents or those of any of its Affiliates;
(f)    before executing this Agreement, (i) it has been fully informed of its terms, contents, conditions and effects, (ii) it has had a full and complete opportunity to discuss this settlement with its attorney or attorneys, (iii) it is not relying in any respect on any statement or representation made by any other Person and (iv) no promise or representation of any kind has been made to such Party separate and apart from what is expressly contained in this Agreement.
7.Further Assurances. The Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do or cause to be done all things necessary under applicable Law, and to execute and deliver such documents and other papers, in each case, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.
8.Entire Agreement. This Agreement, the Purchase Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof.
9.Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any other provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
10.Notices. All notices, requests, demands, claims and other communications hereunder shall be delivered in accordance with Section 10.6 of the Purchase Agreement.
11.Governing Law. This Agreement (and any claims, disputes, rights and obligations of the Parties hereunder (whether based on Contract, tort or any other theory) directly or indirectly based upon or arising out of this Agreement or the negotiation, execution or performance of this Agreement) shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.
12.Bankruptcy Court Orders. Notwithstanding anything to the contrary herein, nothing in this Agreement shall or shall be construed to abrogate, supersede, modify, or otherwise affect the provisions of the Confirmation Order or the PLS Approval Order, which remain in full force and effect.  Nothing in this Agreement shall prejudice the rights of any Party to enforce its rights under the Confirmation Order or the PLS Approval Order, which rights are fully and completely reserved.
13.Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or the transactions contemplated by this Agreement and agrees that all claims in respect of such Litigation may be heard and determined in such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.6 of the Purchase Agreement; provided, however, that nothing in this Section 13 shall affect the right of any Party to serve legal process in any other manner permitted by Law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by Law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

14.Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.
16.No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than Buyer, each Seller, and their respective successors and permitted assigns.
17.Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
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IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties, effective as of the date of this Agreement.

DITECH HOLDING CORPORATION

By: /s/ Kimberly Perez
Name: Kimberly Perez
Title:    SVP, CAO

[Signature Page to Release Agreement]

DITECH FINANCIAL LLC

By:    /s/ Michael A. Squillante
Name: Michael A. Squillante
Title: President

[Signature Page to Release Agreement]

NEW RESIDENTIAL INVESTMENT CORP.

By:    /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title:    Chief Financial Officer

[Signature Page to Release Agreement]